Exhibit 10.1

EMPLOYMENT AGREEMENT MANAGING DIRECTOR

THE UNDERSIGNED:

1.	EURONEXT AMSTERDAM N.V., a Dutch public limited company, having its statutory seat at Amsterdam, the Netherlands, and its official place of business at the address Beursplein 5, (1012 JW) Amsterdam, the Netherlands (the “Company”);

and

2.	Mr. JOOST J.M. VAN DER DOES DE WILLEBOIS (the “Managing Director”);

The Company and the Managing Director shall jointly be referred to as the “Parties” and individually as a “Party”.

WHEREAS:

A.	The Managing Director has been employed by the Company since 1 November 2004 for a definite term of four (4) years, i.e. until 1 November 2008. Parties desire to enter into an indefinite term employment agreement and desire to set forth the terms and conditions applicable to the employment of the Managing Director in this employment agreement (the “Employment Agreement”).

B.	The Company is a wholly owned subsidiary of Euronext N.V., a public limited company with its statutory seat and its official place of business in Amsterdam, the Netherlands (“Euronext”). Euronext is in its turn a(n) (indirect) wholly owned subsidiary of NYSE Euronext, a Delaware company publicly listed at the Stock Exchanges of New York and Paris (“NYSE Euronext”). Where this Employment Agreement refers to the Company, this shall also be understood to mean Euronext and/or NYSE Euronext (the Company, Euronext and NYSE Euronext together hereinafter also referred to as the “Companies”);

C.	The Managing Director is appointed as (i) chairman of the management board of the Company, (ii) member of the management board of Euronext and (iii) member of the management committee of NYSE Euronext.

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D.	In view of the appointment of the Managing Director as (i) chairman of the management board of the Company, (ii) member of the management board of Euronext and (iii) member of the management committee of NYSE Euronext, all decisions relating to the Management Director’s remuneration, pension and/or terms and conditions of employment shall be taken by the Human Resources and Compensation Committee and/or the NYSE Euronext Board of Directors.

DECLARE AND HAVE AGREED AS FOLLOWS:

1.	Date of Commencement of Employment and Position

1.1.	The Managing Director shall hold the position of (i) chairman of the management board of the Company, (ii) member of the management board of Euronext and (iii) member of the management committee of NYSE Euronext, and the Managing Director shall perform all duties which relate to these positions.

1.2.	The Managing Director shall perform his duties as mentioned in article 1.1 of this Employment Agreement both in the Netherlands and abroad.

1.3.	The Managing Director shall fulfil all obligations imposed on him by law, or as laid down in the articles of association of the Companies.

1.4.	The Managing Director is obliged to do or to refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Managing Director shall fully devote himself, his time and his energy to promoting the interests of the Companies.

2.	Duration of the Employment Agreement and Notice of Termination

2.1.	The Managing Director entered into the employment of the Company on 1 November 2004 for a definite period of time, which employment is continued by this Employment Agreement for an indefinite period.

2.2.	This Employment Agreement shall terminate in any event, without notice being required, on the date at which the Managing Director reaches the age of 65, unless the pension scheme of the Managing Director provides for an earlier retirement date.

2.3.	This Employment Agreement may be terminated by either Party with due observance of a notice period of four (4) months for the Company and a notice period of two (2) months for the Managing Director.

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2.4.	Upon service of a notice of termination by the Company for reasons other than urgent cause (article 7:678 Dutch civil code) or a change in circumstances attributable to the Managing Director (article 7:685 Dutch civil code), the compensation for termination will not exceed an amount equalling the gross yearly salary as defined in article 3 of this agreement whereby the notice period will be observed. In such case, bonuses that were earned but not yet paid or deferred as of the termination, will become payable on the dates that such amounts would have been paid had the employment continued through the date of such payments. Any other or additional payment, entitlement and/or benefit will be treated in accordance with the applicable terms of any plan, policy, program or arrangement of, or any agreement with, the Company or any affiliate.

3.	Remuneration

The Managing Director’s salary shall be determined annually by the Human Resources and Compensation Committee and/or the NYSE Euronext Board of Directors. For the year 2008 the salary of the Management Director shall amount to EUR 400,000 gross per year, which shall be paid by the Company to the Managing Director in fourteen (14) equal instalments, of which (i) twelve (12) instalments shall be paid at the end of each month; (ii) one (1) instalment shall be paid as a 13th month salary at the end of the month of December; and (iii) one (1) instalment shall be paid as a holiday allowance at the end of the month of April. If the Managing Director receives income from any other company that forms part of the group of companies to which the Company belongs, this income shall be deducted from the Management Director’s salary.

4.	Bonus

4.1.	The Managing Director may be eligible for an annual variable bonus. The granting of a bonus in any year is subject to the absolute discretion of the Human Resources and Compensation Committee and/or the NYSE Euronext Board of Directors.

4.2.	The performance criteria that govern the awarding of the bonus and the amount of bonus awarded are determined once a year by the CEO of NYSE Euronext. At least 50% of the annual bonus shall be paid in cash, and no more than 50% of the annual bonus shall be awarded in the form of equity compensation.

4.3.	Participation in the bonus scheme does not give rise to a legitimate expectation of any entitlement

4.4.	The annual payment of the bonus shall have been made no later than March 15th of the calendar year following the year for which is earned pursuant to the Company’s annual bonus plan.

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5.	Holidays

The Managing Director shall be entitled to twenty-five (25) business day’s vacation per year. In taking vacation, the Managing Director shall duly observe the interests of the Company. The provisions regarding reduction of working hours (ATV) as included in the personnel manual of the Company (‘handbook personnel Euronext Amsterdam N.V.’), which is attached to this Employment Agreement as Annex 2 (the “Personnel Manual”), are not applicable to the Managing Director.

6.	Expenses

6.1.	The Company shall reimburse all reasonable expenses incurred by the Managing Director in the performance of his duties, but only upon submission of all the relevant invoices and vouchers and in accordance with the provisions of the Personnel Manual.

6.2.	The Company shall reimburse all reasonable expenses incurred by the Managing Director for the use of a (i) mobile phone, (ii) BlackBerry and (iii) telefax at the home address of the Managing Director.

6.3.	The Company shall never compensate an amount that exceeds the amount that can be awarded free of taxes. Any taxes and/or social security premiums which become due as a result of the tax authorities’ view that the expenses as mentioned under articles 6.1 and 6.2 of this Employment Agreement are taxable shall be borne by the Managing Director.

7.	Company Car

For the performance of his duties, the Company shall provide the Managing Director with a lease car in accordance with the applicable car lease scheme of the Company (Autolease-regeling Euronext Amsterdam N.V.), which scheme is attached to this Employment Agreement as Annex 3 (the “Car Lease Scheme”). Furthermore, for the performance of his duties in and from Amsterdam the Managing Director may benefit of the use of a (company) chauffeur.

8.	Fringe benefits

All the fringe benefits as mentioned in the Personnel Manual shall apply to the Managing Director, this in so far as not provided otherwise in this Employment Agreement.

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9.	Sickness

In the event of sickness as defined in section 7:629 of the Dutch Civil Code, the provisions as set out in the Personnel Manual shall apply.

10.	Pension

The Managing Director declares to be familiar with the prevailing pension scheme of the Company as stipulated in the Personnel Manual. Furthermore, the Parties agree (i) to fulfil the obligations arising from such pension scheme; and (ii) that the pensionable salary shall be equal to the salary amount mentioned in article 3 of this Employment Agreement. If the pension scheme of the Company changes during the term of this Employment Agreement, the consequences of such change for the Managing Director shall be discussed in advance with the Managing Director, taking due account of the policy of the Companies.

II.	Confidentiality

The Managing Director shall, throughout the duration of this Employment Agreement and after this Employment Agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual any information of a confidential nature concerning the Company or other companies affiliated to the Company, which has become known to the Managing Director as a result of his employment with the Company and of which the Managing Director knows or should have known to be of a confidential nature. Moreover, the Managing Director shall also take all steps to prevent this information from being used by third parties.

12.	Documents

The Managing Director shall not have or keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to the Company or to other companies affiliated to the Company and which have been made available to the Managing Director as a result of his employment, except in so far as and for as long as is necessary for the performance of his duties for the Company. At termination of this Employment Agreement or upon suspension of the Managing Director from active duty for whatever reason, the Managing Director shall be obliged to return to the Company immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof.

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13.	Non-Competition

13.1.	The Managing Director shall throughout the duration of this Employment Agreement and for a period of one (1) year after termination thereof (i) not be engaged or involved in any manner, directly or indirectly, whether for the account of the Managing Director or for the account of others, be engaged in activities directly competing with those of the Company or any of its subsidiaries or affiliated companies of the Company; (ii) not act as intermediary in whatever manner directly or indirectly;

13.2.	The Managing Director shall remain under the obligation to adhere to the non-competition clause referred to in article 13.1 of this Employment Agreement with regard to the Company, if the Company or a part thereof is transferred by the Company or any of the Company’s shareholders to a third party within the meaning of section 7:662 and onwards of the Dutch Civil Code, and this Employment Agreement terminates before or at the time of such transfer, whereas in the event of continuation of the Employment Agreement the Managing Director would have entered into the employment of the acquirer by operation of law.

14.	Non-recruitment

The Managing Director shall throughout the duration of this Employment Agreement and for a period of one (1) year after termination thereof not (i) engage, (ii) employ, (iii) solicit or (iv) contact, with a view to hiring or engaging, employees of the Company or any of its affiliated companies.

15.	Penalty

In the event the Managing Director breaches the obligations as laid down in articles 11, 12, 13.1, 13.2 and/or 14 of this Employment Agreement, the Managing Director shall contrary to section 7:650, subs 3, 4 and 5 of the Dutch Civil Code, without notice of default being required, pay to the Company for each such breach a penalty equal to an amount of EUR 50,000, pIus a penalty of EUR 10,000 for each day such breach occurs and continues. Alternatively, the Company shall be entitled to claim full damages.

16.	No additional occupation

The Managing Director shall refrain from accepting remunerated or non-remunerated work activities with or for third parties or from doing business for his own account without the prior written consent of the Human Resources and Compensation Committee of NYSE Euronext.

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17.	Miscellaneous

17.1.	In addition to the provisions laid down in this Employment Agreement, the conditions as laid down in (i) the Personal Trading Policy Requirements for NYSE Euronext Management Committee Members as attached to this Employment Agreement as Annex 4; (ii) the Personnel Manual; (iii) the Car Lease Scheme; (iv) the policy on internal business conducts as attached to this Employment Agreement as Annex 5; (v) Global Guideline for Gifts as attached to this Employment Agreement as Annex 6; and (vi) the policy on OFAC as attached to this Employment Agreement as Annex 7 are applicable. The Company reserves the right to unilaterally amend the conditions of the documents mentioned in this article 17. If the conditions laid down in these documents should be in conflict with the conditions of this Employment Agreement, the conditions of this Employment Agreement shall prevail.

17.2.	Any notice or other communication in connection with this Employment Agreement shall be given in writing and as far as it concerns the Company only after a resolution passed by the competent body of the Company.

17.3.	If any provision, or part of a provision of this Employment Agreement, is for any reason or to any extent, invalid or unenforceable, such invalidity or unenforceability shall not in any manner detract from or render invalid or unenforceable the other provisions or parts of provisions of this Employment Agreement. In the event of the invalidity or unenforceability of any (part of a) provision of this Employment Agreement, the Parties shall, at the request of either Party, negotiate in good faith to agree to changes or amendments to this (part of a) provision that may be required in order to reflect as closely as possible the purport of the intention of such (part of a) provision and to accomplish the purpose of this Employment Agreement in light of such invalidity or unenforceability.

17.4.	Notwithstanding the provisions of section 7:661, paragraph 1 of the Dutch Civil Code and section 7:170, paragraph 3 of the Dutch Civil Code, the Company can have recourse against the Managing Director in respect of any damages caused by the Managing Director to the Company or to a third party, and this only in the event and in so far as the Managing Director is covered by insurance (incl. liability) against such damages.

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18.	Governing law, jurisdiction

18.1.	This Employment Agreement is governed by the laws of the Netherlands.

18.2.	The Amsterdam courts shall have exclusive jurisdiction to hear any dispute that should arise from or in connection with this Employment Agreement or with any further agreements that the Parties should enter into pursuant to or in connection with this Employment Agreement.

IN WITNESS WHEREOF Employment Agreement has been executed in twofold by the Parties hereto:

/s/ D.L. Niederauer	/s/ J.J.M. van der does de Willebois
Mr. D.L. Niederauer	J.J.M. van der does de Willebois
Chief Executive Officer of NYSE Euronext	Managing Director

Place: New York	Place: Amsterdam
Date: 10-27-2008	Date: 10-1-2008

/s/ P.H. Duranton
Mr. P.H. Duranton
Group Executive Vice President and
Executive Vice President of Human Resources

Place: New York
Date: 10-27-2008

/s/ J.F. Theodore	/s/ S.B.L. Evers
Mr. J.F. Theodore	S.B.L. Evers
On behalf of Euronext Amsterdam N.V as member of the Managing Board	Director Human Resources

Place: Paris	Place: Amsterdam
Date: 10-7-2008	Date: 10-15-2008

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Seen and approved:

By: Mr R.W.F. van Tets
Chairman of the Supervisory Board
Euronext Amsterdam N.V.

Place:	Amsterdam
Date:	10-15-2008

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